Exhibit 10.1

PROMISSORY NOTE EXTENSION AGREEMENT

This Promissory Note Extension Agreement (“Agreement”) is made and entered into as of June 4, 2010, by and among, MedPro Safety Products, Inc., a Nevada corporation (“Company”) and Vision Opportunity Master Fund, Ltd., a Cayman corporation (“Vision”).

WHEREAS, on February 26 and March 31, 2010 the Company issued to Vision, and Vision purchased from the Company, Promissory Notes due June 30, 2010 (the “Maturity Date”) in the amount of Eight Hundred Fifty Thousand Dollars ($850,000.00) and Four Hundred Fifty Thousand dollars ($450,000.00) (jointly, the “Notes”), respectively; and

WHEREAS, the Company wishes for Vision to extend the Maturity Date

FOR AND IN CONSIDERATION of the premises and the respective covenants, agreements and obligations hereinafter set forth, Company and Vision do hereby agree as follows:

1)	Extension of Note. The Maturity Date as defined in the Notes shall be extended to September 30, 2010.

2)
Terms and Conditions of Note.  Except as expressly set forth herein, all of the terms and conditions to the Note shall continue in full force and effect after the execution of this Agreement and shall not be in any way changed, modified or superseded by the terms set forth herein.

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IN WITNESS WHEREOF, this Acknowledgement was duly executed as of the date set forth above.

MEDPRO SAFETY PRODUCTS, INC.

By:	/s/ Craig Turner
Name: Craig Turner
Title: Chairman and Chief Executive Officer

VISION OPPORTUNITY MASTER FUND, LTD.

By:	/s/ Adam Benowitz
Name: Adam Benowitz
Title: Director